News Release

For Immediate Release:	For More Information, Contact:
July 23, 2020	Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. - First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income of $16.4 million, or $0.56 per diluted common share, for the three months ended June 30, 2020 compared to $23.9 million, or $0.80 per diluted common share, recorded in the second quarter of 2019.

For the six months ended June 30, 2020, the Company recorded net income of $34.5 million, or $1.18 per diluted common share compared to $46.1 million, or $1.55 per diluted common share, for the six months ended June 30, 2019.

The decrease in earnings for both periods in 2020 was primarily due to increases in the provisions for loan losses recorded, which were largely related to estimated losses arising from the economic impact of COVID-19. For the three months ended June 30, 2020, the Company recorded a provision for loan losses of $19.3 million compared to a negative provision of $0.3 million in the second quarter of 2019. For the six months ended June 30, 2020, the Company recorded a provision for loan losses of $24.9 million compared to $0.2 million for the first six months of 2019. The impact of the higher provisions for loan losses were partially offset by strong mortgage loan fees, higher SBA consulting fees and significant gains realized from the sales of securities, as described further below.

The Company experienced high balance sheet growth during the second quarter of 2020, with loans growing by $217 million, driven by $245 million in loans originated in the SBA’s Paycheck Protection Program ("PPP"), and deposits increasing by $786 million. Loan growth for the twelve months ended June 30, 2020 was 9.9%, while deposit balances increased 20.4% over that same period.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2020 was $52.6 million, a 3.3% decrease from the $54.4 million recorded in the second quarter of 2019. Net interest income for the first six months of 2020 was $107.4 million, a 0.4% decrease from the $107.8 million recorded in the comparable period of 2019. The decreases in net interest income were primarily due to lower net interest margins.

The Company’s net interest margin (a non-GAAP measure calculated by dividing tax-equivalent net interest income by average earning assets) for the second quarter of 2020 was 3.49%, which was 57 basis points lower than the 4.06% realized in the second quarter of 2019. For the six months ended June 30, 2020, the Company's net interest margin was 3.71% compared to 4.06% for the same period in 2019. The lower margins were primarily due to the impact of lower interest rates.

Since August 2019, the Federal Reserve Board has decreased interest rates by 225 basis points, which has resulted in the Company's interest-earning asset yields declining by more than its cost of funds. For the six months ended June 30, 2020, the Company's interest-earning asset yield declined by 55 basis points compared to a 22 basis point decline in its cost of funds. In comparing the second quarter of 2020 to the first quarter of 2020, interest-earning asset yields declined by 66 basis points while the cost of funds only declined by 21 basis points, which resulted in the Company's net interest margin decreasing by 47 basis points, from 3.96% in the first quarter of 2020 to 3.49% in the second quarter of 2020. The Company's net interest margin was also impacted by high levels of cash that resulted from the strong deposit growth during the quarter. At June 30, 2020, the Company has interest-bearing cash balances of $584.8 million, a 103.9% increase from a year earlier.

The Company's PPP loans did not significantly impact the net interest margin, with the Company amortizing as interest income $1.3 million of the origination fees, which when added to the interest earned from the stated note rate of 1%, resulted in a 3.97% yield on those loans for the second quarter of 2020. The Company has $8.8 million in remaining deferred PPP fees that will be recognized over the lives of the loans, with accelerated amortization expected to result from the loan forgiveness process.

Provision for Loan Losses and Asset Quality

As permitted by the Coronavirus Aid, Relief, and Economic Security (CARES) Act enacted in March 2020, the Company elected to defer the implementation of the Current Expected Credit Loss (CECL) methodology. Accordingly, the Company's allowance for loan losses at each period end is based on the Company's estimate of probable losses that have been incurred at the end of each reporting period, including losses arising from the impact of COVID-19, in accordance with the pre-CECL methodology for determining loan losses.

The Company recorded a provision for loan losses of $19.3 million in the second quarter of 2020 compared to a negative provision for loan losses (reduction of the allowance for loan losses) of $0.3 million in the second quarter of 2019. For the six months ended June 30, 2020 and 2019, the Company recorded provisions for loan losses of $24.9 million and $0.2 million, respectively. The increases in 2020 are primarily related to estimated probable losses arising from the economic impact of COVID-19. Since the onset of the pandemic in March 2020, the Company has worked with many of its borrowers, including the option of loan payment deferrals, with total loans on deferral status amounting to $774 million at June 30, 2020, or 16% of the loan portfolio. See further detail regarding loan deferrals in the accompanying financial schedules.

Total net charge-offs for the second quarter of 2020 amounted to $1.5 million, or 0.12% of average loans on an annualized basis, compared to no net charge-offs in the second quarter of 2019. For the six months ended June 30, 2020 and 2019, total net charge-offs were $3.9 million and $0.4 million, respectively, which on an annualized basis amounted to 0.17% and 0.02%, respectively.

Total nonperforming assets amounted to $47.8 million at June 30, 2020, or 0.69% of total assets, compared to $34.3 million a year earlier, or 0.57% of total assets.

Noninterest Income

Total noninterest income was $26.2 million and $15.6 million for the three months ended June 30, 2020 and 2019, respectively. For the six months ended June 30, 2020 and 2019, total noninterest income was $39.9 million and $29.7 million, respectively.

Service charges on deposit accounts amounted to $2.3 million for the second quarter of 2020 compared to $3.2 million in the second quarter of 2019. For the first six months of 2020 and 2019, service charges on deposit accounts amounted to $5.6 million and $6.2 million, respectively. The decreases are primarily due to fewer instances of overdraft fees.

Fees from presold mortgages amounted to $3.0 million for the second quarter of 2020 compared to $0.9 million in the second quarter of 2019. For the first six months of 2020 and 2019, fees from presold mortgages amounted to

$4.9 million and $1.4 million, respectively. The increases in 2020 are primarily due to higher mortgage loan origination volume arising from historically low mortgage loan interest rates.

For the second quarters of 2020 and 2019, SBA consulting fees amounted to $3.7 million and $0.9 million, respectively. For the first six months of 2020 and 2019, SBA consulting fees amounted to $4.8 million and $2.2 million, respectively. The increases in 2020 are due to fees earned in the second quarter by the Company's SBA subsidiary, SBA Complete, related to assisting its third-party client banks with the PPP. SBA Complete recorded approximately $3.0 million in PPP fees in the second quarter of 2020 and also recorded $1.6 million in deferred revenue that will be recorded as income upon the forgiveness portion of the PPP.

SBA loan sale gains amounted to $2.0 million and $2.6 million for the three and six months ended June 30, 2020, respectively, compared to $3.1 million and $5.1 million for the three and six months ended June 30, 2019, respectively. Origination of SBA loans have generally declined due to the economic impact of COVID-19.

During the second quarter of 2020, the Company sold approximately $220 million in mortgage-backed and commercial mortgage-backed securities at a gain of $8.0 million. The securities sold were believed to be favorably impacted by historically low interest rates and Federal Reserve stimulus measures.

Noninterest Expenses

Noninterest expenses amounted to $38.9 million in the second quarter of 2020 compared to $40.1 million recorded in the second quarter of 2019, a decrease of 3.0%. For the six months ended June 30, 2020, noninterest expenses amounted to $79.0 million, an increase of 0.2% from the $78.9 million recorded in the comparable period of 2019. Noninterest expenses in the second quarter of 2020 were impacted by the generally lower economic activity resulting from the pandemic.

Income Taxes

The Company’s effective tax rate was 20.7% and 20.5% for the three and six months ended June 30, 2020, respectively, compared to 21.2% and 21.0% for the three and six months ended June 30, 2019, respectively.

Balance Sheet and Capital

Total assets at June 30, 2020 amounted to $6.9 billion, a 14.6% increase from a year earlier.

Loan growth for the six months ended June 30, 2020 amounted to $316.6 million, including the origination of $244.9 million in PPP loans. Loan growth for the first six months of 2020, excluding PPP loans, was $71.7 million, or 3.2% annualized. Deposit growth for the first six months of 2020 amounted to $899.8 million and was primarily concentrated in transaction based accounts. In addition to deposits arising from PPP loans, this high deposit growth is believed to be due to a combination of stimulus funds and changes in customer behaviors during the pandemic.

With the excess liquidity resulting from the high deposit growth, the Company reduced its level of borrowings by $290 million, or 72.1%, and its level of brokered deposits by $22 million, or 25.1%, at June 30, 2020 compared to March 31, 2020.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at June 30, 2020 of 15.04%, an increase from the 14.60% reported at June 30, 2019. The Company’s tangible common equity to tangible assets ratio was 9.32% at June 30, 2020, a decrease of 43 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “Our continued focus is providing excellent service for our customers during these challenging times and our team continues to do an outstanding job. I am especially proud of Forbes recent recognition of First Bank as the number one bank in North Carolina based on customer satisfaction." Mr. Moore also stated, "Our Company has a strong balance sheet and capital level that positions us well during these unprecedented times."

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the second quarter of 2020:

•
On July 1, 2020, the Company reported that Forbes had recognized First Bank as one of America's best banks in its 2020 Best-in-State Banks list for the second year in a row. This year, First Bank was ranked the number one bank in North Carolina, based on an independent survey of more than 25,000 U.S. consumers regarding their overall satisfaction in five service areas.

•
On June 12, 2020, the Company announced a quarterly cash dividend of $0.18 per share payable on July 24, 2020 to shareholders of record on June 30, 2020. This dividend rate represents a 50% increase over the dividend rate declared in the second quarter of 2019.

•	During the second quarter of 2020, the Company repurchased 104,289 shares of its common stock valued at $2.4 million, at an average stock price of $23.32 per share.

* * *
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $6.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary - Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2020	2019	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$51,964	55,652
Interest on investment securities	4,888	5,264
Other interest income	788	2,106
Total interest income	57,640	63,022	(8.5)%
Interest expense
Interest on deposits	4,074	6,324
Interest on borrowings	942	2,289
Total interest expense	5,016	8,613	(41.8)%
Net interest income	52,624	54,409	(3.3)%
Total provision for loan losses	19,298	(308)	n/m
Net interest income after provision for loan losses	33,326	54,717	(39.1)%
Noninterest income
Service charges on deposit accounts	2,289	3,210
Other service charges, commissions, and fees	4,624	5,050
Fees from presold mortgage loans	3,020	857
Commissions from sales of insurance and financial products	2,090	2,204
SBA consulting fees	3,739	921
SBA loan sale gains	1,965	3,069
Bank-owned life insurance income	629	631
Securities gains (losses), net	8,024	—
Other gains (losses), net	(187)	(308)
Total noninterest income	26,193	15,634	67.5%
Noninterest expenses
Salaries expense	20,606	19,732
Employee benefit expense	3,847	4,418
Occupancy and equipment related expense	3,744	3,912
Merger and acquisition expenses	—	103
Intangibles amortization expense	978	1,242
Foreclosed property losses (gains), net	35	381
Other operating expenses	9,691	10,296
Total noninterest expenses	38,901	40,084	(3.0)%
Income before income taxes	20,618	30,267	(31.9)%
Income tax expense	4,266	6,408	(33.4)%
Net income	$16,352	23,859	(31.5)%

Earnings per common share - diluted	$0.56	0.80	(30.0)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$52,624	54,409
Tax-equivalent adjustment (1)	330	423
Net interest income, tax-equivalent	$52,954	54,832	(3.4)%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data - unaudited)	2020	2019	Change
INCOME STATEMENT
Interest income
Interest and fees on loans	$107,261	109,612
Interest on investment securities	10,526	10,338
Other interest income	1,886	4,807
Total interest income	119,673	124,757	(4.1)%
Interest expense
Interest on deposits	9,847	11,901
Interest on borrowings	2,443	5,086
Total interest expense	12,290	16,987	(27.7)%
Net interest income	107,383	107,770	(0.4)%
Total provision for loan losses	24,888	192	n/m
Net interest income after provision for loan losses	82,495	107,578	(23.3)%
Noninterest income
Service charges on deposit accounts	5,626	6,155
Other service charges, commissions, and fees	8,693	9,556
Fees from presold mortgage loans	4,861	1,402
Commissions from sales of insurance and financial products	4,158	4,233
SBA consulting fees	4,766	2,184
SBA loan sale gains	2,612	5,131
Bank-owned life insurance income	1,271	1,277
Securities gains (losses), net	8,024	—
Other gains (losses), net	(113)	(226)
Total noninterest income	39,898	29,712	34.3%
Noninterest expenses
Salaries expense	40,716	38,697
Employee benefit expense	8,394	9,006
Occupancy and equipment related expense	7,847	8,035
Merger and acquisition expenses	—	213
Intangibles amortization expense	2,033	2,574
Foreclosed property losses (gains), net	194	626
Other operating expenses	19,793	19,707
Total noninterest expenses	78,977	78,858	0.2%
Income before income taxes	43,416	58,432	(25.7)%
Income tax expense	8,884	12,288	(27.7)%
Net income	$34,532	46,144	(25.2)%

Earnings per common share - diluted	$1.18	1.55	(23.9)%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$107,383	107,770
Tax-equivalent adjustment (1)	664	847
Net interest income, tax-equivalent	$108,047	108,617	(0.5)%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary - Page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2020	2019	2020	2019
Return on average assets (1)	0.98%	1.60%	1.08%	1.56%
Return on average common equity (2)	7.55%	11.93%	8.03%	11.80%
Net interest margin - tax-equivalent (3)	3.49%	4.06%	3.71%	4.06%
Net charge-offs to average loans	0.12%	0.00%	0.17%	0.02%

COMMON SHARE DATA
Cash dividends declared - common	$0.18	0.12	0.36	0.24
Stated book value - common	29.95	27.43	29.95	27.43
Tangible book value - common	21.36	18.89	21.36	18.89
Common shares outstanding at end of period	28,976,681	29,717,223	28,976,681	29,717,223
Weighted average shares outstanding - diluted	28,969,728	29,796,941	29,184,421	29,808,859

CAPITAL RATIOS
Tangible common equity to tangible assets	9.32%	9.75%	9.32%	9.75%
Common equity tier I capital ratio - estimated	13.02%	12.94%	13.02%	12.94%
Tier I leverage ratio - estimated	10.29%	10.89%	10.29%	10.89%
Tier I risk-based capital ratio - estimated	14.13%	14.12%	14.13%	14.12%
Total risk-based capital ratio - estimated	15.04%	14.60%	15.04%	14.60%

AVERAGE BALANCES ($ in thousands)
Total assets	$6,727,762	5,994,595	6,455,591	5,969,822
Loans	4,738,702	4,329,866	4,625,798	4,305,069
Earning assets	6,102,012	5,417,284	5,848,974	5,395,025
Deposits	5,502,356	4,810,029	5,226,331	4,757,130
Interest-bearing liabilities	3,885,903	3,716,092	3,812,685	3,744,903
Shareholders’ equity	871,495	802,131	865,124	788,595

(1) Calculated by dividing annualized net income by average assets.
(2) Calculated by dividing annualized net income by average common equity.
(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.
_____________________________________________________________________________________________
TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

Net interest income - tax-equivalent (1)	$52,954	55,093	55,038	54,191	54,832
Taxable equivalent adjustment (1)	330	334	382	413	423
Net interest income	52,624	54,759	54,656	53,778	54,409
Provision (reversal) for loan losses	19,298	5,590	3,176	(1,105)	(308)
Noninterest income	26,193	13,705	14,662	15,156	15,634
Noninterest expense	38,901	40,076	39,891	38,446	40,084
Income before income taxes	20,618	22,798	26,251	31,593	30,267
Income tax expense	4,266	4,618	5,368	6,574	6,408
Net income	16,352	18,180	20,883	25,019	23,859

Earnings per common share - diluted	0.56	0.62	0.71	0.84	0.80

Cash dividends declared per share	0.18	0.18	0.18	0.12	0.12
(1) See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary - Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At June 30, 2020	At Mar. 31, 2020	At Dec. 31, 2019	At June 30, 2019	One Year Change
Assets
Cash and due from banks	$94,684	93,666	64,519	52,679	79.7%
Interest-bearing deposits with banks	584,830	282,683	166,783	286,781	103.9%
Total cash and cash equivalents	679,514	376,349	231,302	339,460	100.2%

Investment securities	879,756	867,773	889,877	771,021	14.1%
Presold mortgages	31,015	14,861	19,712	6,222	398.5%
SBA loans held for sale	3,382	18,449	—	—	n/m

Total loans	4,770,063	4,552,708	4,453,466	4,339,497	9.9%
Allowance for loan losses	(42,342)	(24,498)	(21,398)	(20,789)	103.7%
Net loans	4,727,721	4,528,210	4,432,068	4,318,708	9.5%

Premises and equipment	115,373	113,669	114,859	117,759	(2.0)%
Operating right-of-use lease assets	18,833	19,347	19,669	19,142	(1.6)%
Intangible assets	248,840	249,829	251,585	253,769	(1.9)%
Foreclosed real estate	2,987	3,487	3,873	5,107	(41.5)%
Bank-owned life insurance	105,712	105,083	104,441	103,154	2.5%
Other assets	75,462	79,001	76,253	77,697	(2.9)%
Total assets	$6,888,595	6,376,058	6,143,639	6,012,039	14.6%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$2,041,778	1,580,849	1,515,977	1,441,064	41.7%
Interest-bearing checking accounts	1,112,625	922,985	912,784	931,945	19.4%
Money market accounts	1,353,053	1,224,414	1,173,107	1,104,052	22.6%
Savings accounts	474,455	431,377	424,415	413,065	14.9%
Brokered deposits	64,069	85,642	86,141	150,888	(57.5)%
Internet time deposits	698	698	698	1,445	(51.7)%
Other time deposits > $100,000	545,370	553,422	563,108	538,401	1.3%
Other time deposits	239,090	245,601	255,125	262,194	(8.8)%
Total deposits	5,831,138	5,044,988	4,931,355	4,843,054	20.4%

Borrowings	112,199	402,185	300,671	301,140	(62.7)%
Operating lease liabilities	19,109	19,578	19,855	19,233	(0.6)%
Other liabilities	58,258	47,109	39,357	33,443	74.2%
Total liabilities	6,020,704	5,513,860	5,291,238	5,196,870	15.9%

Shareholders’ equity
Common stock	408,699	410,236	429,514	432,533	(5.5)%
Retained earnings	441,846	430,709	417,764	380,748	16.0%
Stock in rabbi trust assumed in acquisition	(2,217)	(2,602)	(2,587)	(3,625)	(38.8)%
Rabbi trust obligation	2,217	2,602	2,587	3,625	(38.8)%
Accumulated other comprehensive income (loss)	17,346	21,253	5,123	1,888	818.8%
Total shareholders’ equity	867,891	862,198	852,401	815,169	6.5%
Total liabilities and shareholders’ equity	$6,888,595	6,376,058	6,143,639	6,012,039	14.6%

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

Yield on loans	4.41%	4.93%	5.03%	5.02%	5.16%
Yield on securities	2.49%	2.65%	2.64%	2.74%	2.81%
Yield on other earning assets	0.55%	1.95%	1.91%	2.42%	2.51%
Yield on all interest-earning assets	3.80%	4.46%	4.49%	4.55%	4.67%

Rate on interest bearing deposits	0.46%	0.68%	0.76%	0.77%	0.75%
Rate on other interest-bearing liabilities	1.31%	1.91%	2.31%	2.65%	2.83%
Rate on all interest-bearing liabilities	0.52%	0.78%	0.89%	0.93%	0.93%
Total cost of funds	0.35%	0.56%	0.63%	0.66%	0.67%

Net interest margin (1)	3.47%	3.94%	3.90%	3.92%	4.03%

Net interest margin - tax-equivalent (2)	3.49%	3.96%	3.93%	3.95%	4.06%

Average prime rate	3.25%	4.42%	4.83%	5.27%	5.50%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.
______________________________________________________________________________________________________

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

Interest income - increased by accretion of loan discount on acquired loans	$802	1,241	1,161	959	1,336
Interest income - increased by accretion of loan discount on retained portions of SBA loans	591	600	340	365	394
Interest expense - reduced by premium amortization of deposits	26	31	38	44	50
Interest expense - increased by discount accretion of borrowings	(45)	(45)	(45)	(46)	(45)
Impact on net interest income	$1,374	1,827	1,494	1,322	1,735

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

Nonperforming assets
Nonaccrual loans	$34,922	25,066	24,866	19,720	17,375
Troubled debt restructurings - accruing	9,867	9,747	9,053	9,566	11,890
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	44,789	34,813	33,919	29,286	29,265
Foreclosed real estate	2,987	3,487	3,873	4,589	5,107
Total nonperforming assets	$47,776	38,300	37,792	33,875	34,372
Purchased credit impaired loans not included above (1)	$9,742	9,839	12,664	13,798	14,175
Asset Quality Ratios
Net quarterly charge-offs to average loans - annualized	0.12%	0.22%	0.09%	0.04%	0.00%
Nonperforming loans to total loans	0.94%	0.76%	0.76%	0.67%	0.67%
Nonperforming assets to total assets	0.69%	0.60%	0.62%	0.56%	0.57%
Allowance for loan losses to total loans	0.89%	0.54%	0.48%	0.44%	0.48%
(1) In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

COVID-19 Loan Deferral Information at June 30, 2020	Deferrals	Total Loans	Percentage Deferred
Construction Loans	$38,658	648,590	6.0%
Farmland and Agriculture	1,432	36,361	3.9%
Home equity loans	2,511	318,618	0.8%
Residential first lien loans	85,536	1,072,945	8.0%
Multifamily loans	31,220	182,255	17.1%
Owner-Occupied Commercial Real Estate	186,098	742,204	25.1%
Non-Owner-Occupied Commercial Real Estate	369,112	999,679	36.9%
Commercial & Industrial Loans	57,735	552,881	10.4%
Loans to Municipalities	—	147,187	—%
Consumer Loans	1,241	51,161	2.4%
Other Loans	678	18,182	3.7%
	$774,221	4,770,063	16.2%

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION - RECONCILIATION ($ in thousands)	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019

Net interest income, as reported	$52,624	54,759	54,656	53,778	54,409
Tax-equivalent adjustment	330	334	382	413	423
Net interest income, tax-equivalent (A)	$52,954	55,093	55,038	54,191	54,832
Average earning assets (B)	$6,102,012	5,595,734	5,560,099	5,440,014	5,417,284
Tax-equivalent net interest margin, annualized - as reported - (A)/(B)	3.49%	3.96%	3.93%	3.95%	4.06%

Net interest income, tax-equivalent	$52,954	55,093	55,038	54,191	54,832
Loan discount accretion	1,393	1,841	1,501	1,324	1,730
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$51,561	53,252	53,537	52,867	53,102
Average earnings assets (B)	$6,102,012	5,595,734	5,560,099	5,440,014	5,417,284
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized - (A) / (B)	3.40%	3.83%	3.82%	3.86%	3.93%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At June 30, 2020, the Company had a remaining loan discount balance on acquired loans of $10.6 million compared to $14.8 million at June 30, 2019. At June 30, 2020, the Company had a remaining loan discount balance on SBA loans of $6.8 million compared to $6.9 million at June 30, 2019. For the related loans that perform and pay down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.